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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*



                             SmartServ Online, Inc.
     ---------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                   83169 M 104
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)
                                Page 1 of 4 pages

                                       13G

---------------------                                          -----------------
CUSIP NO. 83169 M 104                                          PAGE 2 OF 4 PAGES
---------------------                                          -----------------
================================================================================
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           InterBank Communications, Inc.          52-1866472
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                        (b) [_]


--------------------------------------------------------------------------------
3          SEC USE ONLY



--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware, U.S.A.

--------------------------------------------------------------------------------
                                 5          SOLE VOTING POWER

                                            204,250

                              --------------------------------------------------
                                 6          SHARED VOTING POWER
          NUMBER OF
           SHARES                           0
        BENEFICIALLY
          OWNED BY            --------------------------------------------------
            EACH                 7          SOLE DISPOSITIVE POWER
          REPORTING
           PERSON                           204,250
            WITH
                              --------------------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                            0

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           204,250

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.5%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1745 (2-95)
                                Page 2 of 4 pages

                                  SCHEDULE 13G

ITEM 1(A). NAME OF ISSUER:

           SmartServ Online, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           Metro Center
           One Station Place
           Stamford, Connecticut 06902

ITEM 2(A). NAME OF PERSON FILING:

           InterBank Communications, Inc.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Principal business office address of the undersigned:
           1733 Connecticut Avenue, N.W.
           Washington, D.C. 20009

ITEM 2(C). CITIZENSHIP:

           Place of organization:  State of Delaware, U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.01 par value per share

ITEM 2(E). CUSIP NUMBER:

           83169 M 104

ITEM       3. IF THIS  STATEMENT  IS FILED  PURSUANT  TO RULES
           13D-1(B),  OR  13D-2(B),  CHECK  WHETHER THE PERSON
           FILING IS A:

           N/A

ITEM 4.    OWNERSHIP.  As of December 31, 1996:

           (a)  Amount beneficially owned: 204,250

           (b)  Percent of class:                          5.5%


SEC 1745 (2-95)
                                Page 3 of 4 pages

           (c)  Number of shares as to which such person has:

                (i)   Sole power to vote or direct the vote: 204,250 (1)

                (ii)  Shared power to vote or direct the vote:  0

                (iii) Sole power to dispose or direct the disposition of:
                      204,250 (1)

                (iv)  Shared power to dispose or direct the disposition of:  0
           ------------------------
           (1) Includes 10,000 shares subject to currently exercisable warrants.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.   CERTIFICATION.

           N/A


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997              InterBank Communications, Inc.

                                       By: /s/ Simon A. Hershon
                                          ------------------------
                                          Simon A. Hershon, Ph.D.


SEC 1745 (2-95)
                                Page 4 of 4 pages